Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Chris D. Reece (the “Consultant”) and Skyline National Bank (the “Company”) as of April 16, 2024, to be effective immediately following the Effective Time (as defined in the Agreement and Plan of Merger, dated April 16, 2024 (the “Merger Agreement”), by and among Skyline Bankshares, Inc., Skyline National Bank, Skyline Merger Sub, Inc. and Johnson County Bank) (the “Effective Date”), subject to the Consultant’s execution and delivery as of the Effective Time, and non-revocation, of a release of claims relating to Consultant’s employment with Johnson County Bank, in such form reasonably acceptable to the Company (the “Release”). If the Effective Time does not occur or if the Consultant has not executed the Release or it is revoked, this Agreement shall be null and void ab initio and of no further force and effect.

WITNESSETH:

WHEREAS, the Consultant has valuable knowledge and expertise regarding the business of Johnson County Bank; and

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, access to, and services of the Consultant following the Effective Time.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and the Consultant, intending to be legally bound hereby, mutually agree as follows:

1.	Services; Term; Termination.

(a)

The Consultant shall serve as a Special Advisor beginning on the Effective Date for a twelve (12)-month period, unless such period is earlier terminated in accordance with Sections 1(b) or 1(c) below (the applicable period, the “Term”). During the Term, the Consultant shall provide general advisory services to the Company as requested by the President and Chief Executive Officer of the Company, including without limitation attending meetings upon request, providing advice on and assistance as requested with the transition and integration of Johnson County Bank into the Company (the “Services”).

(b)

The Company may terminate the Term only for Cause, upon fifteen (15)-calendar days’ advance written notice to the Consultant. For purposes of this Agreement, “Cause” shall mean the Consultant’s material failure to perform the Services (other than a failure to perform the Services as a result of the Company’s refusal to accept performance of the Services, the Company’s failure to request the Services, or the Company’s material failure to comply with the terms of this Agreement) or the Consultant’s breach of this Agreement.

(c)	The Consultant may terminate the Term for any reason, at any time upon fifteen (15)- calendar days’ advance written notice to the Company.

(d)

No additional Consulting Fees (as defined below) will be paid for any period after the Term has been terminated in accordance with this Agreement. For the avoidance of doubt, if the Company terminates the Term for any reason other than that specified in Section 1(b), it shall pay the Consultant the Consulting Fees that otherwise would have paid for the Term had the Term not been terminated by the Company.

2.           Compensation During the Consulting Period. In exchange for the Services, the Company shall pay to the Consultant $16,666.67 per month for the first six (6) months of the Term and thereafter $8,333.33 per month for the remainder of the Term (the “Consulting Fees”). The Consulting Fee for each month (or portion thereof) during the Term shall be paid not less frequently than monthly.

3.	Independent Contractor Status.

(a)

In performing the Services, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee of the Company. The Consultant shall be responsible for reasonably determining the method, details, and means of performing the Services required under this Agreement, and the specific hours to be worked. It is understood and agreed that the Consultant shall have no power or authority to supervise, direct, or manage any employee of the Company; to enter into contracts on behalf of the Company; or to borrow or incur debts or liabilities, of any kind or nature whatsoever, on behalf of the Company. The Consultant shall not be entitled to participate in or otherwise accrue benefits or receive contributions under any employee benefit plans, policies, or other arrangements that might be available to the employees of the Company or any Affiliate of the Company.

(b)	The Consultant shall be solely responsible for the payment of all federal, state, and local taxes with respect to the compensation or benefits for Services provided hereunder.

4.           Non-Solicitation Restriction. From the Effective Time through one year following the end of the Term, (the “Restricted Period”), the Consultant shall not unfairly compete with the Company by attempting to disrupt business relationships that the Company or any of its Affiliates have with either: (i) a Customer with whom the Consultant either had communications within the twelve (12) months prior to the Effective Time, or as to which the Consultant received Confidential Information during that twelve (12) month period, or (ii) a Prospect. In this regard, the Consultant shall refrain during the Restricted Period from engaging in any of the following activities, whether the Consultant alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:

(a)

Attempting to disrupt or interfere with the business relationship with a Customer (as limited above) by directly or indirectly requesting, suggesting, encouraging or advising that Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Company or any of its Affiliates.

(b)

Solicit the business of a Customer (as limited above) by communicating directly with that Customer (regardless of who initiates the communication and in what form it occurs) when as part of the communication the Consultant discusses or offers a Competitive Service or Product.

(c)

Solicit the business of a Prospect by communicating directly with a Prospect (regardless of who initiates the communication and in what form it occurs) when as part of the communication the Consultant discusses or offers a Competitive Service or Product with the intent to limit, interfere with or divert the Prospect’s business away from the Company or any of its Affiliates.

For purposes of this Agreement,

(a)

“Affiliate” means an entity directly or indirectly controlling, controlled by or under common ownership with the Company where control is by management authority, equity ownership, contract or otherwise, including entities in which the Company may acquire ownership or control after the Effective Date;

(b)

“Competing Financial Services Organization” means an entity unaffiliated with the Company that is engaged in the commercial, retail or mortgage banking or lending business, wealth management business, investment advisory business, or trust service business that provides services and products that are the same as or competitive with the services and products offered by the Company or any of its Affiliates as of the Effective Date or were approved by the Company or any of its Affiliates (or Johnson County Bank) to be offered within ninety (90) days of the Effective Date;

(c)

“Confidential Information” means all information, technical or financial data, materials, computer records or data, trade secrets and/or know-how regarding the Company, or any of its Affiliates that is treated as confidential by the Company or any of its Affiliates, that is not generally known by persons not employed by the Company or any of its Affiliates, and that is not otherwise available to the public by lawful and proper means. Confidential Information also includes all information received from customers of the Company, other Affiliates, or Johnson County Bank, along with the identity of and services provided to the customers, regardless of the manner by which such information is conveyed or stored as well as information or materials designated or treated as confidential by a federal or state regulatory or enforcement agency. Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; products, services and customer lists; marketing research, plans and/or forecasts; compilations and databases of customers, business or marketing information that are developed by or for the Company, any of its Affiliates, or Johnson County Bank; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; and account information (including loan terms, expiration or renewal dates, fee schedules and commissions).. This definition applies to information generated by the Consultant or others who work for the Company or any of its Affiliates, as well as information received from a customer or another third party. This list is not exhaustive, and Confidential Information also includes other information that is identified, marked or treated as confidential or proprietary, or that would appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. For purposes of this definition, the term “not available to the public” shall include all information or material in the public domain by virtue of improper disclosure by the Consultant or by another with his/her permission. Notwithstanding the foregoing, information shall not be considered Confidential Information if (i) such information is already known to others not bound by a duty of confidentiality with respect thereto, (ii) such information is or becomes publicly available through no fault of the Consultant, or (iii) the furnishing or use of such information is compelled by or in connection with legal or administrative proceedings;

(d)

“Competitive Service or Product” means those services or products offered by a Competing Financial Services Organization that are the same as or competitive with those services or products offered by the Company, its Affiliates, or Johnson County Bank as of the Effective Date or which have been approved by the Company, any of its Affiliates, or Johnson County Bank, to be offered within ninety (90) days of the Effective Date;

(e)

“Customer” means an individual or entity that has an account with, loan from, an investment or deposit with the Company any of its Affiliates, or Johnson County Bank, or that has received or used other financial or investment products or services from the Company, any other Affiliates, or Johnson County Bank at any time within the twelve (12) months immediately prior to the Effective Date; and

(f)

“Prospect” means an individual or entity that has not previously done business with the Company, any other Affiliate, or Johnson County Bank, but who had one or more communications with the Consultant within the six (6) months immediately before the Effective Date where the individual or entity applied for a loan, inquired about establishing an account or making an investment, or otherwise had discussions with the Consultant about utilizing or obtaining service(s) and/or product(s) offered by the Company, another Affiliate, or Johnson County Bank.

5.           Non-Compete Restriction. At all times during the Restricted Period (defined above), the Consultant shall not provide services to or on behalf of any Competing Financial Services Organization if (i) the services to be performed by the Consultant involve the same or substantially similar duties and responsibilities as those performed by the Consultant on behalf of Johnson County Bank during the Consultant’s last twelve (12) months of employment with Johnson County Bank, or (ii) the Consultant is providing consulting, advisory or contract services (whether as a director, officer, independent contractor, member, owner or shareholder) related to the design, development, marketing or delivery of Competitive Services or Products that are intended to be competitive with offerings by the Company or any of its the Affiliates. This non-compete restriction applies only if (a) the Competing Financial Services Organization operates, or is seeking to open, one or more branch facilities, within a sixty (60) mile radius of Floyd, Virginia or within a twenty (20) mile radius of any branch or office operated by the Company or any of its Affiliates (the “Restricted Territory”), where Competitive Services and/or Products are offered to the public, and (b) the Consultant will be performing services for the Competing Financial Services Organization in the Restricted Territory, or will be supervising others who will be offering or providing Competitive Services or Products in the Restricted Territory on behalf of the Competing Financial Services Organization. Nothing in this Agreement shall prevent the Consultant from owning stock in a publicly traded company that offers Competitive Services or Products in the areas serviced by the Company or any of its Affiliates, provided the Consultant’s ownership constitutes less than five percent (5%) of the outstanding shares of the publicly traded company.

6.            Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and the Consultant with respect to the matters described herein. This Agreement may not be amended, waived, changed, modified, or discharged except by an instrument in writing executed by the Company and the Consultant.

7.             Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by prepaid overnight courier service, addressed as follows:

If to the Consultant:

At the Consultant’s then current address in accordance with the Company’s records

If to the Company:

Skyline National Bank 101 Jacksonville Circle

Floyd, Virginia 24091

Attention: Blake M. Edwards, Jr.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received or refused by the addressee.

8.          Binding Agreement; Waiver. This Agreement shall be binding upon and inure to the benefit of the Consultant and the Consultant’s heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company, its affiliates, and its successors, and any such successors shall assume the obligations under this Agreement and expressly agree to perform the obligations under this Agreement. The Services are personal in nature and shall not be assigned or subcontracted, and the Consultant may not assign this Agreement. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

9.           Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently. If one or more provisions of this Agreement are held to be unenforceable, such provisions will be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. The parties agree that any court of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision in its entirety and that such modification may include rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or making such other modifications as its deems warranted to carry out the intent and agreement of the parties as embodied herein, to the maximum extent of the law.

10.         Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties agree that any dispute arising under this Agreement shall be brought only in a state or federal court having proper jurisdiction within Virginia. Both parties submit to such jurisdiction and waive any objection to venue and/or claim of inconvenient forum.

11.           Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which will be deemed an original, and all of which taken together will constitute one agreement binding on the parties.

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IN WITNESS WHEREOF, the parties here to have duly executed this Agreement and year first above written.

SKYLINE NATIONAL BANK By: s/ Blake M. Edwards, Jr. Blake M. Edwards, Jr. President and Chief Executive Officer /s/ Chris D. Reece Chris D. Reece

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